                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           THE TIMES MIRROR COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            THE TIMES MIRROR COMPANY
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

          ----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

                                  TIMES MIRROR

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                            NOTICE OF ANNUAL MEETING

     As a shareholder, you are invited to be represented in person or by proxy at the Annual Meeting of Shareholders of The Times Mirror Company to be held in the Harry Chandler Auditorium, Times Mirror Square, First and Spring Streets in Los Angeles, California on Tuesday, May 2, 1995 at 9:30 a.m., Pacific Daylight Time, for the following purposes:

     1. To elect five persons to Class III of the Board of Directors in accordance with Article VIII, Section 1 of the Certificate of Incorporation.

     2. To consider and act upon a proposal to approve the amendments to the 1992 Key Employee Long-Term Incentive Plan.

     3. To consider and act upon a proposal to ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the Company and its subsidiaries for the year ending December 31, 1995.

     4. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 6, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     It is important that your shares are represented at the meeting whether or not you plan to attend in person. Accordingly, you are requested to mark, sign, date and return the enclosed proxy as promptly as possible. A return envelope is provided for your convenience.

                                             By Order of the Board of Directors,

                                                                O. Jean Williams
                                                                       Secretary

March 24, 1995

                               TABLE OF CONTENTS

                                                                      Page
                                                                     ------
        Notice of Annual Meeting...................................  Cover
        Proxy Statement............................................    1
        Election of Directors......................................    1
        Ownership of Common Stock..................................    10
        Compensation of Directors..................................    13
        Committees of the Board of Directors.......................    14
        Approval of Amendments to 1992 Key Employee Long-Term
          Incentive Plan...........................................    16
        Appointment of Independent Auditors........................    22
        Other Matters..............................................    22
        Executive Compensation.....................................    23
        Report of the Executive Personnel and Compensation
          Committee................................................    27
        Stock Price Performance Graph..............................    31
        Retirement Plans...........................................    32
        Other Arrangements.........................................    34
        Revocation of Proxies......................................    35
        1996 Annual Meeting........................................    35
        General....................................................    35

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                          OF THE TIMES MIRROR COMPANY
                                  MAY 2, 1995

     This Proxy Statement is furnished in connection with the solicitation by the directors of The Times Mirror Company (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held on Tuesday, May 2, 1995 or at any adjournment thereof (the "1995 Annual Meeting"), as set forth in the accompanying notice. This Proxy Statement and the accompanying Proxy Cards are being mailed to shareholders on or about March 24, 1995. A shareholder giving a proxy may revoke it at any time before it is exercised (see Revocation of Proxies on page 35). Any proxy which is not revoked will be voted at the meeting in accordance with the shareholder's instructions. Unless otherwise directed in the accompanying proxy, the proxy holders named therein will vote FOR the election of Class III of the Board of Directors; FOR approval of the amendments to the 1992 Key Employee Long-Term Incentive Plan; and FOR the proposal to ratify the appointment of Ernst & Young as independent auditors for the year ending December 31, 1995.

     On March 6, 1995, the record date for determination of shareholders entitled to notice of and to vote at the meeting, 98,248,709 shares of Series A Common Stock (the "Series A Stock") and 30,555,457 shares of Series C Common Stock (the "Series C Stock") were outstanding. Each share of Series A Stock has one vote and each share of Series C Stock has ten votes on all matters. Shareholders have the right to elect directors by cumulative voting with each share entitled to a number of votes equal to the votes to which the share is entitled times the number of directors to be elected, which votes may be cast for one candidate or distributed among any two or more candidates.

     An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all items being submitted to the shareholders for their consideration. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     The annual report of the Company for the year ended December 31, 1994 is being mailed to shareholders with this Proxy Statement.

                             ELECTION OF DIRECTORS

     One of the purposes of the 1995 Annual Meeting is the election of five persons to Class III of the Board of Directors in accordance with Article VIII,
Section 1 of the Certificate of Incorporation. Unless instructed to the contrary, the persons named in the accompanying proxy will vote the shares for the election of the nominees named herein to Class III of the Board of Directors as described below. Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxy holders in their discretion for another person if such a contingency should arise. The term of each person elected as a director will continue until the director's term has expired and until his or her successor is elected and qualified.

                            THE TIMES MIRROR COMPANY
               TIMES MIRROR SQUARE, LOS ANGELES, CALIFORNIA 90053

     All nominees are currently serving as directors in Class III and all were recommended by the Nominating Committee for election at the 1995 Annual Meeting. The name, age and principal business or occupation of each nominee and each of the other directors who will continue in office after the 1995 Annual Meeting, the year in which each first became a director of the Company, committee memberships and other information are shown below in the brief description beside the photograph of each of the nominees and continuing directors. Ownership of equity securities of the Company at March 6, 1995 is indicated in the section entitled "Ownership of Common Stock" beginning on page 10, below.

                             NOMINEES FOR DIRECTORS

     At the 1995 Annual Meeting, the term of incumbent directors in Class III will expire and, except as noted otherwise, all Class III directors will stand for reelection in accordance with Article VIII, Section 1 of the Company's Certificate of Incorporation. The directors elected to Class III at the 1995 Annual Meeting shall serve for a three-year term ending at the annual meeting to be held in 1998. The current term of directors in Class II will continue until the annual meeting to be held in 1997 and the current term of directors in Class I will continue until the annual meeting in 1996 and, in each case, until their respective successors are elected and qualified. Accordingly, each of the following persons is nominated for election to Class III of the Board of Directors (to serve three-year terms ending at the 1998 Annual Meeting and until their respective successors are elected and qualified):

                          OTIS CHANDLER, 67, is owner of the Vintage Museum of
                          Transportation and Wildlife located in Oxnard,
                          California. He has been a director of the Company
                          since 1962. He served as Chairman of the Executive
                          Committee of the Board of Directors of the Company
                          from January 1, 1986 through December 31, 1991. Mr.
     [Photo]              Chandler also served as Chairman of the Board and
                          Editor-in-Chief of the Company from 1981 through 1985
                          and as Vice Chairman of the Board from 1968 through
                          1980. He was Publisher of the Los Angeles Times from
                          1960 through 1980. Mr. Chandler is a member of the
                          Nominating Committee. He is a graduate of Stanford
                          University. Mr. Chandler is also a trustee of the
-------------------       Chandler Trusts and a director of Chandis Securities
                          Company. (A)

                              CONTINUING DIRECTORS

                          ROBERT F. ERBURU, 64, is Chairman of the Board,
                          President and Chief Executive Officer of the Company.
                          A director of the Company since 1968, Mr. Erburu
                          served as President of the Company from 1974 through
                          1986 and reassumed that position on January 1, 1994.
    [Photo]               He has been Chief Executive Officer of the Company
                          since 1981 and Chairman of the Board since 1986. He is
                          a member of the Executive Committee and the Nominating
                          Committee and is Chairman of the Retirement Plan
                          Committee. Mr. Erburu graduated from the University of
                          Southern California with a B.A. degree in Journalism
                          and holds a J.D. degree from Harvard Law School. He is
                          also a director of Tejon Ranch Company and Cox
-------------------       Communications, Inc. Mr. Erburu is chairman of the
                          Board of Trustees of The Huntington Library, Art
                          Collections and Botanical Gardens and of the J. Paul
                          Getty Trust, as well as a trustee of The Ahmanson
                          Foundation, and several other charitable foundations.
                          He is a director of the Council on Foreign Relations and the Tomas Rivera Center and is a Fellow of the American Academy of Arts and Sciences. In addition, he is a member of the Business Council, the Business
                          Roundtable and the California Business Roundtable.

                          CLAYTON W. FRYE, JR., 64, is the Senior Associate of Laurance S. Rockefeller. He has served in that capacity since 1973 and is responsible for overseeing and directing Mr. Rockefeller's business, real estate and investment interests, among other things. Mr. Frye
    [Photo] has been a director of the Company since 1988 and is Chairman of the Executive Personnel and Compensation Committee and a member of the Executive Committee, the Audit Committee and the Finance Committee. Mr. Frye is a graduate of Stanford University, where he received both an A.B. and an M.B.A. degree. He is also a director of Tejon Ranch Company and several privately-held companies.
-------------------

                              CONTINUING DIRECTORS

                          DAVID LAVENTHOL, 61, is Editor-at-Large of The Times
                          Mirror Company. He was President of the Company from
                          January 1, 1987 to December 31, 1993 and Publisher and
                          Chief Executive Officer of the Los Angeles Times from
   [Photo]                August 31, 1989 to December 31, 1993. He has been a
                          director since 1987 and is a member of the Retirement
                          Plan Committee. He served as a Senior Vice President
                          of the Company in 1986 and as a Vice President from
                          1981 through 1985. Mr. Laventhol also served as
                          Publisher and Chief Executive Officer of Newsday, Inc.
                          from 1978 until 1986, having been an officer of that
                          subsidiary of the Company since 1971. He graduated
                          from Yale University and holds a master of arts
-------------------       degree from the University of Minnesota. Mr.
                          Laventhol is a director of the United Negro College
                          Fund, Chairman of the Board of Trustees of the Museum of Contemporary Art and Chairman of the Board of the International Press Institute.

                          HAROLD M. WILLIAMS, 67, is President and Chief
                          Executive Officer of the J. Paul Getty Trust in Los
                          Angeles, a charitable trust devoted to the arts and
                          humanities. Among its activities, the Trust operates
                          the Getty Museum, an internationally renowned
   [Photo]                collection of fine arts, in Malibu, California. Before
                          assuming his present position in 1981, Mr. Williams
                          served approximately four years as Chairman of the
                          Securities and Exchange Commission in Washington, D.C.
                          Mr. Williams has been a director since 1983 and is a
                          member of the Executive Committee, the Audit Committee
                          and the Finance Committee. He is a graduate of the
                          University of California at Los Angeles and holds a
-------------------       J.D. degree from Harvard Law School. Mr. Williams is
                          also a director of American Medical International, Inc., and SunAmerica.

                              CONTINUING DIRECTORS

     CLASS I (currently serving until the 1996 Annual Meeting and until their respective successors are elected and qualified):

                          C. MICHAEL ARMSTRONG, 56, a director of the Company
                          since February 1995, is Chairman of the Board and
                          Chief Executive Officer of GM Hughes Electronics
                          Corporation and its subsidiary, Hughes Aircraft
                          Company. GM Hughes Electronics Corporation is
    [Photo]               comprised of Hughes Aircraft Company and Delco
                          Electronics Corporation. Prior to assuming his present
                          positions in 1992, Mr. Armstrong served as Chairman of
                          the Board of IBM World Trade Corporation from 1989 to
                          1992. Mr. Armstrong earned his bachelor of science
                          degree in business and economics from Miami University
                          of Ohio and completed the advanced management
                          curriculum at Dartmouth Institute. He is also a
-------------------       director of Travelers Corporation and serves as a
                          trustee of The Johns Hopkins University and the California Institute of Technology.

                          GWENDOLYN GARLAND BABCOCK, 59, has been a private investor for more than five years. She has been a director of the Company since 1976 and is a member of
    [Photo] the Finance Committee. Mrs. Babcock is a graduate of Bryn Mawr College. She is a member of the board of overseers of The Huntington Library, Art Gallery and Botanical Gardens. Mrs. Babcock is also a trustee of the Chandler Trusts and a director of Chandis Securities Company. (A)

-------------------

                          DONALD R. BEALL, 56, is Chairman of the Board and
                          Chief Executive Officer of Rockwell International
                          Corporation. Prior to assuming his present position in
                          February 1988, Mr. Beall served as President and Chief
                          Operating Officer of Rockwell Corporation for ten
                          years. He has been a director of the Company since
    [Photo]               1990 and is a member of the Executive Committee, the
                          Executive Personnel and Compensation Committee and the
                          Nominating Committee. Mr. Beall received a bachelor of
                          science degree from San Jose State University and a
                          master of business administration degree from the
                          University of Pittsburgh. He is also a director of
                          Rockwell International Corporation, Amoco Corporation
-------------------       and Procter & Gamble Co.

                              CONTINUING DIRECTORS

                          JOAN A. PAYDEN, 63, is a founder, president and chief
                          executive officer of Payden & Rygel, an investment
                          management firm registered under the 1940 Investment
                          Company Act which manages domestic and global
                          fixed-income portfolios. She has held those positions
      [Photo]             since the formation of the firm in 1983. Prior
                          thereto, Ms. Payden was the managing partner of the
                          west coast operation of Scudder, Stevens & Clark. A
                          director of the Company since 1993, Ms. Payden is a
                          member of the Audit Committee and the Finance
                          Committee. Ms. Payden has a B.A. in Mathematics and
                          Physics from Trinity College in Washington, D.C. and
                          completed graduate study at Columbia University as
-------------------       well as the Advanced Management Program at Harvard
                          Business School. She is a chartered financial analyst and is a member of the Executive Committee of the Los
                          Angeles Chamber of Commerce as well as a trustee of the Pacific Asia Museum and Loyola Marymount
                          University. She is also a member of the Board of Visitors of the Anderson Graduate School of
                          Management at UCLA.

                          WARREN B. WILLIAMSON, 66, is Chairman and Chief
                          Executive Officer of Chandis Securities Company and
                          Chairman of the Board of Trustees of the Chandler
                          Trusts. In 1989, Mr. Williamson retired from Crowell,
      [Photo]             Weedon and Co., a stock brokerage firm with which he
                          had been associated since 1970. He has been a director
                          of the Company since 1977, and is Chairman of the
                          Executive Committee, Chairman of the Finance Committee
                          and a member of the Executive Personnel and
                          Compensation Committee. Mr. Williamson is a graduate
                          of Claremont Men's College. He is also a director of
                          Chandis Securities Company and Hollywood Park, Inc. In
                          addition, Mr. Williamson is Chairman of the Trustees
-------------------       of the Art Center College of Design. (A)

                              CONTINUING DIRECTORS

     CLASS II (currently serving until the 1997 Annual Meeting and until their respective successors are elected and qualified):

                          JOHN E. BRYSON, 51, is Chairman of the Board and Chief
                          Executive Officer of SCEcorp and its principal
                          subsidiary, Southern California Edison Company. He was
                          elected to his current positions in October 1990 after
                          serving five years as Executive Vice President and
                          Chief Financial Officer of Southern California Edison
     [Photo]              Company. Mr. Bryson has been a director of the Company
                          since 1991 and is a member of the Executive Committee,
                          the Executive Personnel and Compensation Committee and
                          the Audit Committee. He holds a Bachelor of Arts
                          degree from Stanford University and a J.D. degree from
                          Yale Law School. Mr. Bryson is also a director of
                          SCEcorp, Southern California Edison Company, Boeing
-------------------       Company and First Interstate Bancorp.

                          BRUCE CHANDLER, 58, has been a private investor since 1989. From 1968 to 1989, he practiced law in the State of California. He has been a director of the Company since 1975 and is a member of the Finance Committee.
      [Photo] Mr. Chandler is a graduate of the University of Southern California and holds a J.D. degree from the University of San Diego School of Law. He is also a trustee of the Chandler Trusts and a director of Chandis Securities Company. (A)

-------------------

                              CONTINUING DIRECTORS

                          DR. ALFRED E. OSBORNE, JR., 50, is Director of the
                          Entrepreneurial Studies Center and Associate Professor
                          of Business Economics at the Anderson School at UCLA.
                          He has been with UCLA since 1972. From August 1977 to
                          July 1979, Dr. Osborne served as a Brookings
     [Photo]              Institution Economic Policy Fellow at the Securities
                          and Exchange Commission. He has been a director of the
                          Company since 1980 and is Chairman of the Audit
                          Committee and a member of the Executive Personnel and
                          Compensation Committee and the Nominating Committee.
                          Dr. Osborne holds a bachelor's degree in electrical
                          engineering, a master's degree in economics, a master
                          of business administration in finance and a doctorate
-------------------       in business-economics, all from Stanford University.
                          He is also a director of First Interstate Bank of California, Greyhound Lines, Inc., Nordstrom, Inc.,
                          Readi-Care, Inc., Seda Specialty Packaging Corporation and United States Filter Corporation. He is an independent general partner of Technology Funding
                          Venture Partners V, a 1940 Investment Company Act company.

                          WILLIAM STINEHART, JR., 51, is a partner in the law firm of Gibson, Dunn & Crutcher where he has practiced law since 1969. Gibson, Dunn & Crutcher has provided legal services to the Company and its subsidiaries for many years and is expected to do so in the future. Mr.
     [Photo] Stinehart has been a director of the Company since 1991 and is a member of the Executive Committee, the Executive Personnel and Compensation Committee and the Finance Committee. He holds a Bachelor of Arts degree from Stanford University and a J.D. degree from UCLA Law School, and is a member of the Board of Trustees of the Harvey and Mildred Mudd Foundation. He is also a director of Chandis Securities.
-------------------

                          DR. EDWARD ZAPANTA, 56, is a practicing physician providing neurosurgical care in the Los Angeles area. He has been in private practice since 1970. Dr. Zapanta has been a director of the Company since 1988 and is Chairman of the Nominating Committee and a member of the Finance Committee. Dr. Zapanta attended
     [Photo] the University of California at Los Angeles, received his medical doctor's degree from the University of Southern California School of Medicine, and currently serves as a trustee of the University of Southern California. Dr. Zapanta is also Senior Medical Director of HealthCare Partners Medical Group and a director of SCEcorp.
-------------------

                                     NOTES

(A) Four of the Company's present directors (Gwendolyn Garland Babcock, Bruce Chandler, Otis Chandler and Warren B. Williamson) are cousins and are among the seven trustees of two trusts known as the "Chandler Trusts." The other three trustees are Camilla Chandler Frost, Douglas Goodan and Judy C. Webb. Camilla Chandler Frost is the sister of Otis Chandler and a cousin of the other directors named above. Douglas Goodan and Judy C. Webb are also cousins of the directors named above. The trustees and other relatives are the beneficiaries of the Chandler Trusts. On March 6, 1995, the Chandler Trusts owned in the aggregate 10,087,114 shares of Series A Stock and 11,100,814 shares of Series C Stock. Chandis Securities Company, a corporation, owns 8,581,432 shares of Series A Stock and 9,656,432 shares of Series C Stock. Substantially all of the outstanding stock of Chandis Securities Company is owned by one of the Chandler Trusts. In addition to their interests in shares held by the Chandler Trusts, Mrs. Babcock, her husband and children hold an aggregate of 9,680 shares of Series A Stock and 4,020 shares of Series C Stock, and Otis Chandler (individually and as trustee), his wife and children hold an aggregate of 69,479 shares of Series A Stock and 95,766 shares of Series C Stock. On March 6, 1995, this general family group owned directly or indirectly an aggregate of 18,945,185 shares of Series A Stock and 21,048,612 shares of Series C Stock (including shares owned by the Chandler Trusts and Chandis Securities Company), constituting 19.28% of the shares of Series A Stock and 68.89% of the Series C Stock outstanding on that date, representing 56.82% of the voting interests of all outstanding shares of Common Stock.

(B) The persons named above and the general family group of which they are members may be deemed to be "parents" of the Company within the meaning of the Securities Act of 1933, as amended. Except as identified on pages 10 through 12, no other person was known by the Company to own beneficially more than 5% of the outstanding voting securities of the Company on March 6, 1995. On that date, as indicated below, all officers and directors owned beneficially, directly or indirectly, an aggregate of 25,109,112 shares (25.56%) of the Series A Stock and 25,055,171 shares (82.00%) of the Series C Stock, representing 68.27% of the voting interests of all outstanding shares of Common Stock. This includes shares owned by members of the general family group referred to above, the families of other officers and directors and shares owned by the Chandler Trusts, Chandis Securities Company and Pfaffinger Foundation (a non-profit corporation of which Robert F. Erburu is a trustee) and various benefit plans for employees of the Company and its subsidiaries.

                           OWNERSHIP OF COMMON STOCK

     With the exception of The Times Mirror Employee Stock Ownership Trust which holds 7.48% of the outstanding shares of Series C Stock (see page 12), the following persons are the only persons known to the Company to be "beneficial owners" (as that term is defined in the rules of the Securities and Exchange Commission) of more than 5% of any class of the Company's voting securities outstanding at March 6, 1995.

                                         Series A      Percent     Series C      Percent
         Name and Address of              Common         of         Common         of
           Beneficial Owner               Stock        Series       Stock        Series
--------------------------------------  ----------     ------     ----------     ------
The Trustees of the Chandler Trusts     18,668,546*    19.00%     20,757,246*    67.93%
  c/o Chandis Securities Company
  350 West Colorado Boulevard,
  Suite 230
  Pasadena, CA 91105
Gwendolyn Garland Babcock               18,670,558*    19.00%     20,757,886*    67.94%
  c/o Chandis Securities Company
  350 West Colorado Boulevard,
  Suite 230
  Pasadena, CA 91105
Bruce Chandler                          18,668,546*    19.00%     20,757,246*    67.93%
  c/o Chandis Securities Company
  350 West Colorado Boulevard,
  Suite 230
  Pasadena, CA 91105
Otis Chandler                           18,726,127*    19.06%     20,820,035*    68.14%
  Times Mirror Square
  Los Angeles, CA 90053
Warren B. Williamson                    18,668,546*    19.00%     20,757,246*    67.93%
  c/o Chandis Securities Company
  350 West Colorado Boulevard,
  Suite 230
  Pasadena, CA 91105
The Capital Group Companies, Inc.        8,086,200**    8.28%             --         --
  333 South Hope Street
  Los Angeles, California 90071

------------

 * Includes shares held by Chandis Securities Company and the Chandler Trusts (see Notes A and B on page 9).

** See page 11.

     As of December 31, 1994, Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group Companies, Inc., exercised investment discretion with respect to 1,051,200 and 7,035,000 shares of Series A Stock, respectively, or a combined total of 8.28% of the Company's outstanding shares of Series A Stock which was owned by various institutional investors.

     "Beneficial ownership" of the Company's Common Stock by nominees for election as director, by the named executive officers, and by all directors and officers as a group, at March 6, 1995 is shown in the following table. For this purpose, the rules of the Securities and Exchange Commission require that every person who has or shares the power to vote or dispose of shares of stock be reported as a "beneficial owner" of all shares as to which such power exists. As a consequence, many persons may be deemed to be the "beneficial owners" of the same securities and for this reason all shares of Series A Stock and Series C Stock held by the trustees of the Chandler Trusts and by Chandis Securities Company (see Note A on page 9) are included in the shares reported in the table below as "beneficially owned" by each director who is also a trustee of the Chandler Trusts.

                                        Series A Common Stock                                Series C Common Stock
                          --------------------------------------------------   --------------------------------------------------
                                       Additional                                           Additional
                                         Shares                                               Shares
                           Number      Deemed to                                Number      Deemed to
                             of            be                        Percent      of            be                        Percent
                           Shares    "Beneficially                     of       Shares    "Beneficially                     of
          Name            Owned(1)     Owned"(2)          Total      Series    Owned(1)     Owned"(2)          Total      Series
------------------------  --------   --------------     ----------   -------   --------   --------------     ----------   -------
C. Michael Armstrong....       --              --               --        --        --              --               --        --
Gwendolyn Garland
 Babcock................       --      18,670,558(3)    18,670,558     19.00        --      20,757,886(3)    20,757,886     67.94
Donald R. Beall.........    1,000              --            1,000      *           --              --               --     --
John E. Bryson..........       --              --               --     --           --              --               --     --
Bruce Chandler..........       --      18,668,546(3)    18,668,546     19.00        --      20,757,246(3)    20,757,246     67.93
Otis Chandler...........       42      18,726,085(3)    18,726,127     19.06        42      20,819,993(3)    20,820,035     68.14
Robert F. Erburu........  169,725       2,995,983(4)     3,165,708      3.22   119,613       1,793,174(4)     1,912,787      6.26
Clayton W. Frye, Jr. ...    4,770              --            4,770      *          270              --              270      *
Curtis A. Hessler.......   22,345              --           22,345      *          290              --              290      *
David Laventhol.........   42,451       2,739,760(5)     2,782,211      2.83    24,422       1,208,884(5)     1,233,306      4.04
Dr. Alfred E. Osborne,
 Jr. ...................      700              --              700      *          550              --              550      *
Joan A. Payden..........    1,000              --            1,000      *           --              --               --     --
Richard T. Schlosberg,
 III....................   18,567              --           18,567      *        1,000              --            1,000      *
William Stinehart,
 Jr. ...................      500              --              500      *           --              --               --     --
Thomas Unterman.........      181       3,088,409(6)     3,088,590      3.14       150       2,286,604(6)     2,286,754      7.48
Harold M. Williams......      200              --              200      *          200              --              200      *
Warren B. Williamson....       --      18,668,546(3)    18,668,546     19.00        --      20,757,246(3)    20,757,246     67.93
Donald F. Wright........   17,985             400           18,385      *        4,817              --            4,817      *
Dr. Edward Zapanta......    1,050              --            1,050      *           --              --               --     --
All directors and
 officers as a group (33
 persons, including
 those named above)(7)..  332,746      24,776,366       25,109,112     25.56   171,251      24,883,920       25,055,171     82.00

------------

 * Less than 1%.

                                             (notes continued on following page)

(1) Includes shares purchased on or before December 31, 1994 by the Trustee under the Times Mirror Savings Plus Plan and held by the Trustee for the accounts of participating officers at that date, and shares allocated to the accounts of participating officers as of December 31, 1994 under the Times Mirror Employee Stock Ownership Plan referred to on page 33 hereof.

(2) Beneficial ownership of shares listed in these columns is disclaimed by the officers and directors.

(3) See Note A on page 9.

(4) Includes shares owned by Pfaffinger Foundation, The Times Mirror Stock Trust and the Times Mirror Savings Plus Plan Trust. Mr. Erburu disclaims beneficial ownership of these shares.

(5) Includes shares owned by the Times Mirror Stock Trust and the Times Mirror Savings Plus Plan Trust. Mr. Laventhol disclaims beneficial ownership of these shares.

(6) Includes shares held by The Times Mirror Employee Stock Ownership Trust. Mr. Unterman disclaims beneficial ownership of these shares.

(7) Includes shares held by The Times Mirror Employee Stock Ownership Trust, Pfaffinger Foundation, The Times Mirror Stock Trust and the Times Mirror Savings Plus Plan Trust, as well as shares owned by the Chandler family.

EMPLOYEE BENEFIT PLANS

     Three trusts maintained by the Company hold shares of Times Mirror Common Stock for various qualified retirement plans for employees of the Company and its subsidiaries. These trusts and their holdings of Times Mirror Common Stock as of March 6, 1995 are as follows:

                                             Series A Common Stock       Series C Common Stock
                                            -----------------------     -----------------------
                                            Number of   Percent of      Number of   Percent of
                                             Shares       Series         Shares       Series
              Name of Trust                   Held      Outstanding       Held      Outstanding
------------------------------------------  ---------   -----------     ---------   -----------
The Times Mirror Stock Trust(1)...........         --         --          901,582       2.95%
The Times Mirror Employee Stock Ownership
  Trust (the "ESOP Trust")(2).............  3,088,409       3.14%       2,286,604       7.48%
Times Mirror Savings Plus Plan Trust(3)...  2,741,050       2.79%         307,781       1.01%

------------

(1) This trust holds Common Stock on behalf of The Times Mirror Pension Plan and various retirement plans for employees of the Company's subsidiaries. All decisions as to the voting

                                             (notes continued on following page)
    and disposition of such Common Stock are under the authority and responsibility of the trust's two trustees, Robert F. Erburu and David Laventhol.

(2) Shares of Times Mirror Common Stock allocated to participants' accounts in the Times Mirror Employee Stock Ownership Plan are voted by the participants themselves on matters presented at meetings of shareholders, while unallocated shares and shares with respect to which no participant directions are received are voted by the three trustees: James F. Guthrie (Vice President and Chief Financial Officer), James R. Simpson (Vice President, Human Resources) and Thomas Unterman (Senior Vice President and General Counsel). The three trustees have authority and responsibility for the disposition of both allocated and unallocated shares of Common Stock.

(3) Shares of Times Mirror common stock held in the Times Mirror Savings Plus Plan accounts or allocated to participants' Payroll-Based Stock Ownership Plan ("PAYSOP") accounts are voted by the participants themselves on matters presented at meetings of stockholders. Shares allocated to the Times Mirror Savings Plus Plan accounts with respect to which no participant directions are received remain unvoted. Shares allocated to the PAYSOP accounts with respect to which no participant directions are received are voted by Bank of America, N.T. & S.A., as Trustee of the Times Mirror Savings Plus Plan.

                           COMPENSATION OF DIRECTORS

     The Board of Directors is presently comprised of fifteen directors, two of whom are salaried employees of the Company. Five directors in Class III will be elected at the Annual Meeting of Shareholders on May 2, 1995. Directors who are not employees of the Company receive an annual retainer of $25,000 and a fee of $800 for attendance at each meeting of the Board of Directors and for attendance at each meeting of a committee of the Board of which they are members, except that the Chairmen of all the Committees except the Retirement Plan Committee each receive an additional annual retainer of $3,000. Directors' retainers, committee and meeting attendance fees may be deferred under the Deferred Compensation Plan for Directors, adopted by Times Mirror in 1994. Under the Plan, such amounts may be distributed, in accordance with the director's election at the time the deferral commitment is made, upon the January following: (i) termination of service, (ii) the later of termination of service or attainment of ages 55, 60, 65 or 70, or (iii) after a predetermined number of years. The director's deferral agreement may provide either a lump sum distribution or annual installment payments over 5, 10 or 15 years. In addition, certain provisions have been made for hardship and discounted in-service and change in control distributions. The crediting rate credited on the accounts, which takes into consideration the underlying investments, if any, and plan expenses, is determined annually by a committee appointed by the Executive

Personnel and Compensation Committee of the Board of Directors. Survivors are entitled to receive the unpaid account balance if a director dies prior to benefit commencement.

     Alternatively, such non-employee directors may elect to receive a percentage of their retainer and fees in the form of stock options under the Non-Employee Director Stock Option Plan. Options granted under that Plan have an exercise price equal to the market value of a share of Times Mirror Series A common stock on the date of grant, are exercisable from grant and are exercisable for a number of shares equal to the amount of retainer and fees that the director has elected to receive in the form of options, divided by the grant date present value of one option as determined pursuant to the Black-Scholes option valuation method. For each director who is not an employee, the Company provides $150,000 life insurance coverage and $100,000 travel accident insurance while traveling on Company business. Salaried employees receive no additional compensation or benefits for their services as directors.

     A director with at least five years of service is entitled to a retirement benefit payable for the number of years of service as an outside director under the Company's Pension Plan for Directors. The amount of the annual benefit upon commencement of retirement is equal to the sum of the annual retainer in effect at the time of termination plus attendance fees for Board meetings and service on committees paid or payable for the calendar year preceding termination. In order to receive a benefit, a director must be a member of the Board in good standing at the time of his or her retirement and be available while receiving benefits for consultation upon request.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The standing committees of the Board are an Executive Committee, an Audit Committee, an Executive Personnel and Compensation Committee, a Finance Committee, a Nominating Committee and a Retirement Plan Committee. The functions of each of these six committees are described and the members of each are listed below.

     The Executive Committee has and may exercise substantially all authority of the Board of Directors with specific exceptions provided by law and the Company's bylaws. The members of the Executive Committee are Warren B. Williamson (Chairman), Donald R. Beall, John E. Bryson, Robert F. Erburu, Clayton W. Frye, Jr., William Stinehart, Jr. and Harold M. Williams. The Executive Committee met twice in 1994.

     Each year, the Audit Committee reviews the Company's audit plan, the scope of activities of the independent auditors and of internal auditors, the results of the audit after completion, and the fees for services performed during the year, and recommends to the Board of Directors the firm to be appointed as independent auditors. During a portion of each meeting this Committee meets with representatives of the independent auditors without any officers or employees of the Company present. The members of the Audit Committee are Dr. Alfred E. Osborne, Jr. (Chairman), John E. Bryson, Clayton W. Frye, Jr., Joan A. Payden and Harold M. Williams, none of whom is either an officer or employee of the Company. The Audit Committee met three times in 1994.

     The Executive Personnel and Compensation Committee administers the Company's Key Employee Long-Term Incentive Plan, Executive Stock Option and Restricted Stock Plans, determines the compensation of key officers of the Company, authorizes and approves bonus-incentive compensation programs for executive personnel of the Company and considers and discusses other matters relating to key executive personnel, including management succession and promotions. Clayton W. Frye, Jr. (Chairman), Donald R. Beall, John E. Bryson, Dr. Alfred E. Osborne, Jr., William Stinehart, Jr. and Warren B. Williamson, none of whom is either an officer or employee of the Company, are the members of the Executive Personnel and Compensation Committee. The Executive Personnel and Compensation Committee met six times in 1994.

     The Finance Committee studies and makes recommendations to the Board of Directors regarding the investment of assets of the Company's pension and profit sharing plans. Warren B. Williamson (Chairman), Gwendolyn Garland Babcock, Bruce Chandler, Clayton W. Frye, Jr., Joan A. Payden, William Stinehart, Jr., Harold
M. Williams and Dr. Edward Zapanta are the members of the Finance Committee, which met once in 1994.

     The Nominating Committee considers and recommends to the Board nominees for possible election to the Board of Directors and considers other matters pertaining to the size and composition of the Board of Directors and its Committees. The members of the Nominating Committee are Dr. Edward Zapanta (Chairman), Donald R. Beall, Otis Chandler, Robert F. Erburu and Dr. Alfred E. Osborne, Jr. The Nominating Committee met three times in 1994. The Nominating Committee recommended the renomination of all incumbent directors in Class III for election at the 1995 Annual Meeting. The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders if such recommendations are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the persons recommended. Such recommendations must be submitted in writing to the Secretary of the Company no later than the December 31 preceding the annual meeting of shareholders at which directors are to be elected.

     The Retirement Plan Committee is responsible for review, evaluation and oversight of pension, profit-sharing and other retirement-oriented programs of the Company and its subsidiaries and the performance of these programs in relation to their purposes. Robert F. Erburu (Chairman) and David Laventhol are the members of the Retirement Plan Committee. The Retirement Plan Committee met once in 1994.

     In 1994, there were nine meetings of the Board of Directors. During the year, each of the incumbent directors attended at least 75% of the aggregate number of meetings of the Board and Committees on which he or she sits.

                APPROVAL OF AMENDMENTS TO THE 1992 KEY EMPLOYEE
                            LONG-TERM INCENTIVE PLAN

     In March 1992, the Board of Directors adopted, and in May 1992 the shareholders of the Company approved, the 1992 Key Employee Long-Term Incentive Plan (the "Plan"). Set forth below are amendments to the Plan which were adopted by the Company's Board of Directors, subject to shareholder approval.

AMENDMENTS TO THE PLAN

  Number of Shares

     At the time the Plan was approved by the shareholders of the Company in 1992, 4,000,000 shares of Series A common stock were authorized for issuance under the Plan; of that amount, only approximately 544,000 shares remained available at December 31, 1994 for future option grants. As a result, on March 2, 1995, the Board of Directors adopted an amendment to the Plan, subject to shareholder approval which, effective January 1, 1995, increased the shares authorized for issuance under the Plan by an additional 6,000,000 shares of Series A common stock and which made available for future option grants under the Plan shares of common stock which are authorized but unissued under the Company's 1987 Restricted Stock Plan and its 1984 and 1988 Executive Stock Option Plans. As of December 31, 1994, there were a total of approximately 1,184,000 authorized but unissued shares reserved under the latter three plans which would be available for use under the Plan.

  Section 162(m) Amendments

     In the 1994 Proxy Statement, the Executive Personnel and Compensation Committee of the Board of Directors (the "Compensation Committee"), which administers the compensation programs of the Company, indicated its intention to generally comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). That section limits the tax deduction available to a company, with respect to compensation paid to certain executive officers of the company, unless the compensation qualifies as "performance based." In compliance therewith, the

Board of Directors adopted, subject to shareholder approval, the following amendments to the Plan which would apply to all awards under the Plan, commencing with those on November 30, 1994:

     (a) a per participant limit of not more than 300,000 shares of Series A common stock underlying any stock option grant for any one fiscal year;

     (b) a per participant limit of not more than three million dollars ($3,000,000) for a deferred cash incentive award made under the Plan in any one fiscal year;

     (c) a deferred cash incentive award may be earned based on one or more of the following criteria, either singly or in combination: (i) cash flow, including TMVM TSR (defined below), (ii) earnings per share (including earnings before interest, taxes and/or amortization), (iii) revenue, (iv) return on equity, (v) total shareholder return, (vi) return on capital, and/or (vii) return on assets.

  Transferability of Stock Options

     In addition, the Board of Directors amended the Plan to provide for limited transferability of stock options for estate planning purposes.

     The following summary of the main features of the Plan is qualified in its entirety by the complete text of the Plan, a copy of which may be obtained by shareholders of the Company upon request directed to the Company's Corporate Secretary at Times Mirror Square, Los Angeles, California 90053.

PURPOSE OF THE PLAN

     The Plan is intended to increase the risk inherent in the compensation of the Company's senior managers and to reinforce the focus of these managers on creating incremental shareholder value by making a meaningful portion of their compensation directly dependent on business performance that contributes to the total return to the Company's shareholders.

ELIGIBILITY

     Under the terms of the Plan, key employees recommended by the Company's Chief Executive Officer and designated by the Compensation Committee are eligible to receive grants of stock options and, in some cases, to earn a deferred cash incentive award based on the performance of the Company and, in some cases, the participant's business unit. Currently, approximately 400 employees are eligible to participate in the Plan.

STOCK OPTIONS

     Stock options granted under the Plan may be either non-qualified stock options or incentive stock options. The persons to whom options will be granted, the number of options subject to grant under the Plan and the exercisability and vesting of stock options granted will be determined by the Compensation Committee. The exercise price of all stock options will be no less than the fair market value of the Company's Series A common stock on the date of grant. The Plan permits the stock option exercise price and associated taxes to be paid by a variety of methods including withholding shares otherwise issuable upon exercise. Shares of stock which expire unexercised or are withheld to pay taxes or the exercise price are available for new option grants and awards.

     The Plan provides that for initial grants, incentive stock options will have a maximum term of ten years and the term of nonqualified stock options will be set by the Compensation Committee. Options which vest subject to the Company meeting specified performance objectives become exercisable nine years and nine months from the date of grant unless sooner accelerated. Currently, such performance vesting options become available for accelerated vesting following the end of an initial three-year performance cycle provided that the Company's total shareholder return over the three year period equals or exceeds a certain ranking relative to a designated group of other major media/communications firms over the same period. In the event that the Company's relative total shareholder return performance for the initial three-year performance cycle does not result in the accelerated vesting of 100% of the options, remaining unvested options will become eligible for accelerated vesting following the end of each successive fiscal year until the Company's performance for the most recent three-year cycle results in the vesting of 100% of the options, or nine years and nine months have elapsed since the date of grant. Vesting of options also will fully accelerate in the event of a participant's death or permanent disability and will accelerate on a pro-rata basis over three or four years in the event of "normal" or "early" retirement (as defined in the Plan). Options which are not dependent on the Company meeting specified performance objectives to vest will become available for exercise in four equal annual installments beginning one year from the date of grant.

DEFERRED CASH INCENTIVE AWARDS

     Deferred cash incentive awards provide participants with the opportunity to earn an annual cash award based on performance over the three year period prior to payout. The amount of an individual's award will depend on his or her position with the Company, the Company's achievement of specified performance objectives over the performance cycle, and in some cases, the performance of the participant's business unit. For awards intended to qualify as "performance based" compensation for purposes of Section 162(m) of the Code, performance objectives will consist of one or more of the criteria listed above, either singly or in combination, measured on either a relative or an absolute basis against pre-established targets. Currently, one such performance objective used by the Compensation Committee as a criterion for deferred cash incentive awards is measured by a management accounting concept known as Times Mirror Value Management -- Total Shareholder Return ("TMVM TSR"). For a Times Mirror business and for Times Mirror as a whole, TMVM TSR is a cash flow based measure of value creation, taking into account the interim cash flows and ending value of a business as compared to its initial value. Currently, TMVM TSR goals for Company-wide performance associates target awards with a TMVM TSR equal to two points above the Company's cost of capital. Except in the event of a participant's death, permanent disability or retirement, the right to earn a deferred cash incentive award will be forfeited upon termination of employment with the Company, unless the Compensation Committee provides otherwise. Upon death, permanent disability or retirement, the participant will be eligible to earn a pro-rata award based on the participant's service from the date of grant through the date of termination of employment and the performance of the Company, and in some cases the participant's business unit over the performance cycle.

ESTIMATE OF BENEFITS

     The benefits that will be paid in the future under the Plan are currently not determinable. The following table contains information about stock option awards and deferred cash incentive awards made under the Plan during the previous fiscal year to the named executive officers and others indicated therein. The market price of one share of Times Mirror Series A common stock on December 30, 1994 was $31.38.

                                              Number of Securities       Deferred Cash
               Name and Position               Underlying Options      Target Amounts($)
    ----------------------------------------  --------------------     -----------------
    Robert F. Erburu........................          97,500                925,000
      Chairman of the Board,
      President and Chief
      Executive Officer
    Curtis A. Hessler.......................          30,500                275,000
      Executive Vice President
    Richard T. Schlosberg, III..............          30,500                275,000
      Executive Vice President
    Donald F. Wright........................          18,440                175,000
      Senior Vice President
    Thomas Unterman.........................          17,400                165,000
      Senior Vice President and
      General Counsel
    Executive Group (including officers
      named above)..........................         289,480                146,711*
    Non-Executive Director Group............               0                      0
    Non-Executive Officer Employee Group....         638,075                 20,661*

---------------

* These are average amounts.

CHANGE OF CONTROL

     Upon a "change of control" of the Company (defined in the Plan to include certain transactions that would result in over 50% of the Company's outstanding shares being held by certain persons or groups, certain substantial changes in the Board of Directors, or the approval of certain fundamental changes in the Board of Directors, or the approval of certain fundamental changes to the Company's structure, such as a merger, consolidation, reorganization, liquidation or dissolution), stock options granted under the Plan will immediately become available for exercise and the performance test for determining the amount of any deferred cash incentive award will be accelerated. In addition, the Plan provides for a conditional exercise of all stock options granted under the Plan in the event of an announcement of a transaction intended to or reasonably expected to result in a "change of control transaction" (as defined in the Plan) if the terms of the transaction do not provide for a procedure whereby the participant may realize the difference between the option exercise price and the value per share received by the shareholders. In no event will payments of deferred cash incentive awards be made to participants, or option vesting accelerated, under these change of control provisions to the extent that the payment of the deferred cash incentive or the acceleration of option vesting would be subject to the payment of the excise tax by the option holder under
Section 4999 of the Internal Revenue Code of 1986 (the "Code") or would result in the loss of the Company's tax deduction under Section 280G of the Code.

FEDERAL INCOME TAX CONSEQUENCES

     The grant of a nonqualified or an incentive stock option will have no tax consequences to the participant or the Company. Upon the exercise of a nonqualified stock option, the excess of the fair market value of the stock at the date of exercise over the exercise price is taxable to a participant as ordinary income. The Company will receive a corresponding deduction of that amount as compensation. Upon the sale of Company stock resulting from an exercise of an option, the participant will realize either short- or long-term gain or loss. Options that are transferred without consideration to a trust or partnership for estate planning purposes remain subject to the foregoing tax treatment.

     The participant will have no taxable income upon exercising an incentive stock option (except that an alternative minimum tax may apply) and the Company will not receive a deduction when an incentive stock option is exercised. If the participant does not dispose of the shares of stock acquired upon exercise of an incentive stock option within the two year period commencing on the day after grant of the option or within one year after exercise, the gain or loss on a subsequent sale will be a capital gain or loss to the participant. The Company would not be entitled to a deduction in such an event. If the participant disposes of the shares within the two year period described above, the participant generally will realize ordinary income and the Company will be entitled to a corresponding deduction.

     The affirmative vote of the holders of at least a majority of the voting interests of the outstanding shares of Times Mirror common stock represented and entitled to vote at the meeting is required for approval of the amendments to the 1992 Key Employee Long-Term Incentive Plan.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS ADOPTED THE AMENDMENTS TO THE 1992 KEY EMPLOYEE LONG-TERM INCENTIVE PLAN AND RECOMMENDS A VOTE FOR THEIR APPROVAL.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, on the recommendation of its Audit Committee (consisting of directors who are neither officers nor employees of the Company--see page 14), has appointed Ernst & Young as independent auditors for the Company and its subsidiaries for 1995, subject to ratification by the shareholders.

     Ernst & Young has served as independent auditors for the Company since 1936. One or more members of the firm will attend the Annual Meeting. Ernst & Young has indicated that it does not presently intend to make a statement at the Annual Meeting, but a member of the firm will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                                 OTHER MATTERS

     Management does not know of any matter to be acted upon at the meeting other than the matters described above. If any other matter properly comes before the meeting, however, the proxy holders will vote thereon in accordance with their best judgment.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the compensation of the chief executive officer and each of the other four most highly compensated executive officers of the Company for services in all capacities to the Company for the fiscal years ended December 31, 1992, 1993 and 1994. Also, see Other Arrangements on page 34.

                                                                                 Long-Term Compensation
                                                                           -----------------------------------
                                                                                    Awards
                                                                           ------------------------
                                                                                         Securities    Payouts
                                   Annual Compensation                                   Underlying    -------
                                   --------------------    Other Annual    Restricted      Stock        LTIP       All Other
        Name and                   Salary       Bonus      Compensation      Stock        Options      Payouts    Compensation
   Principal Position     Year       ($)         ($)           ($)           (#)(4)         (#)          ($)         ($)(6)
------------------------  ----     -------    ---------    ------------    ----------    ----------    -------    ------------
Robert F. Erburu          1994     923,077    1,000,000            --             0         97,500          0         4,500
  Chairman of the Board,  1993     875,001      300,000            --             0        190,000(5)       0         4,497
  President and Chief     1992     875,001            0            --             0         56,000          0         4,364
  Executive Officer
Curtis A. Hessler         1994     498,078      400,000        74,096(2)          0         30,500          0         4,500
  Executive Vice          1993     449,520      150,000        76,698             0         51,700(5)       0         4,497
  President               1992     424,039      110,000       134,393             0         16,500          0         4,364
Richard T. Schlosberg,    1994     472,115      450,000            --             0         30,500          0         4,500
  III
  Executive Vice          1993     399,038      150,000            --             0         51,700(5)       0         4,497
  President               1992     349,711      110,000        62,415             0         16,500          0         4,364
Donald F. Wright          1994     384,231      225,000            --             0         18,440          0         4,500
  Senior Vice President   1993     364,712      125,000            --             0         39,400(5)       0         4,497
                          1992     349,711      125,000            --             0         16,500          0         4,364
Thomas Unterman           1994     362,020      250,000        84,587(3)     25,000         17,400          0         4,500
  Senior Vice President   1993     324,375      175,000        56,288             0         32,740(5)       0         4,497
  and General Counsel     1992(1)   80,769       50,000            --             0          4,000          0             0

------------

(1) Mr. Unterman began employment with the Company on October 1, 1992.

(2) Includes $47,500 in relocation assistance.

(3) Includes $50,000 in relocation assistance.

(4) As of December 30, 1994, the number and value of restricted stock award holdings were as follows: 12,500 ($392,250) by Mr. Erburu and 10,000 ($313,800) by Mr. Hessler. The value of Mr. Unterman's 25,000 shares of restricted stock at December 30, 1994 is not determinable since although he received the stock for his performance in 1994, it was not awarded until the following year. Dividends are payable on restricted stock to the extent paid on the Company's Series A common stock.

(5) These combined amounts represent stock option awards for fiscal years 1993 and 1994 but which were made in 1993 due to a change in timing of the awards.

(6) Amounts in this column are Company contributions to individual Savings Plus Plan (401(k)) accounts.

                              OPTION GRANTS TABLE

     The following table sets forth all grants of stock options in 1994 to the named executive officers of the Company under the Company's 1992 Key Employee Long-Term Incentive Plan.

                       Option Grants in Fiscal Year 1994

                                Individual Grants
----------------------------------------------------------------------------------
                                               % of
                               Number of       Total
                               Securities     Options                                   Grant
                               Underlying     Granted      Exercise                      Date
                                Options         to         or Base                     Present
                               Granted(1)    Employees      Price       Expiration     Value(2)
           Name                   (#)         in 1994       ($/Sh)         Date          ($)
---------------------------    ---------     ---------     --------     ----------     --------
Robert F. Erburu                 97,500        10.51         30.81        11/30/04      639,600
Curtis A. Hessler                30,500         3.29         30.81        11/30/04      200,080
Richard T. Schlosberg, III       30,500         3.29         30.81        11/30/04      200,080
Donald F. Wright                 18,440         1.99         30.81        11/30/04      120,966
Thomas Unterman                  17,400         1.88         30.81        11/30/04      114,144

------------
(1) The options, which were granted on November 30, 1994, have a ten year term and become exercisable nine years and nine months from the date of grant unless sooner accelerated. Twenty-five percent of the options will become eligible for accelerated vesting following the end of an initial three-year performance cycle provided that the Company's total shareholder return over the three-year period equals or exceeds a 30th percentile ranking relative to the group of other major media/communications firms identified on page 31 over the same period. In the event that the Company's relative total shareholder return performance equals or exceeds a 40th percentile ranking, fifty percent of the options will become eligible for accelerated vesting. Upon achievement of a relative total shareholder return ranking equal to or greater than the 50th percentile of the peer group, all of the options will become eligible for accelerated vesting. In the event that the Company's relative total shareholder return performance for the initial three-year performance cycle does not result in the accelerated vesting of 100% of the options, remaining unvested options will become eligible for accelerated vesting following the end of each successive fiscal year until the Company's performance for the most recent three-year cycle results in the vesting of 100% of the options, or nine years and nine months have elapsed since the date of grant.

(2) Based on the Black-Scholes option pricing model. The model assumes (a) volatility calculated using the standard deviation of the Company's stock price during the three years prior to the grant date (0.2219); (b) a risk-free rate of return based on the weekly average of the 10-year Treasury Bill rate for the 52 weeks prior to the grant date (6.91%); and (c) the actual annual dividend yield of the Company's stock on the date of grant (3.36%). There is a vesting discount of 5% for each year of vesting restrictions. The total discount for each grant of 25% was based on assumed "cliff " vesting five years from the date of grant.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1994 AND
                       OPTION VALUES AT DECEMBER 30, 1994

     The following tables set forth the number of securities underlying unexercised options held by the named executive officers at December 30, 1994 and the value of unexercised in-the-money options at December 30, 1994. None of the named executive officers exercised any stock options during 1994.

                                               Number of
                                         Securities Underlying             Value of Unexercised
                                        Unexercised Options at             In-The-Money Options
                                           December 30, 1994              at December 30, 1994(1)
                                      ---------------------------       ---------------------------
                Name                  Exercisable   Unexercisable       Exercisable   Unexercisable
------------------------------------  -----------   -------------       -----------   -------------
Robert F. Erburu....................       0           343,500               0           $54,844
Curtis A. Hessler...................       0            98,700               0            17,156
Richard T. Schlosberg, III..........       0            98,700               0            17,156
Donald F. Wright....................       0            73,340               0            10,373
Thomas Unterman.....................       0            54,140               0            14,788

---------------

(1) Represents the difference between the closing price of the Company's Series A common stock on December 30, 1994 ($31.3750) and the exercise price of the options.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE

     The following table describes deferred cash incentives awarded in 1994 under the Company's Long-Term Incentive Plan to the named executive officers.

              Long-Term Incentive Plan Awards in Fiscal Year 1994

                                 Performance or
                                  Other Period           Estimated Future Payouts
                                     Until          -----------------------------------
                                   Maturation       Threshold     Target       Maximum
            Name                  or Payout(1)         ($)          ($)          ($)
-----------------------------    --------------     ---------     -------     ---------
Robert F. Erburu                     3 years         462,500      925,000     1,850,000
Curtis A. Hessler                    3 years         137,500      275,000       550,000
Richard T. Schlosberg, III           3 years         137,500      275,000       550,000
Donald F. Wright                     3 years          87,500      175,000       350,000
Thomas Unterman                      3 years          82,500      165,000       330,000

---------------
(1) Deferred cash incentive awards provide participants with the opportunity to earn an annual cash award based on performance over the three-year period prior to payout. Under the terms of the November 30, 1994 grant, performance for earning awards is measured by a management accounting concept known as Times Mirror Value Management -- Total Shareholder Return ("TMVM TSR"). For a Times Mirror business, and for Times Mirror as a whole, TMVM TSR is a cash flow based measure of value creation, taking into account the interim cash flows and ending value of a business as compared to its initial value. In the event that the Company's TMVM TSR over the Performance Cycle is equal to at least 9% the participant will receive the threshold amount, 13% will result in payout of the target and 21% and above will result in payout of the maximum.

     The following material is not deemed to be part of a document filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and is not to be deemed to be incorporated by reference in any documents filed under the Securities Act of 1933, as amended, without the express consent of the persons named below.

                       REPORT OF THE EXECUTIVE PERSONNEL
              AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Committee Charter: The Board of Directors of The Times Mirror Company (the "Company") has delegated to the Executive Personnel and Compensation Committee (the "Committee") the authority to review, consider and determine the compensation of the Company's Executive Officers. This Committee was first established in 1962 and its activities have included the review and development of executive compensation programs and the award of incentive payments under those programs. The names of the Committee's members appear below. None of the members of the Committee is employed by the Company and none is employed by companies whose boards of directors include an officer of the Company.

     Compensation Policies: The Committee's policies are designed to assist the Company in attracting, retaining and motivating qualified executives by providing competitive levels of compensation that integrate the Company's annual and long-term performance goals, reward strong corporate performance, and recognize individual initiative and achievements. Targeted levels of the executives' overall compensation are set at levels that the Committee believes, based on a regular review of survey data provided by independent, nationally recognized compensation consulting firms, is at or slightly above the median of other companies of comparable size, complexity and industry focus. The compensation survey data reviewed by the Committee includes information on pay levels for the specific companies included in the peer group used to compare the Company's total shareholder return performance in the performance graph on page 31, as well as other companies within the media/communications industry against which the Company may compete in whole or in part for business or talent. For positions within specialized segments of the Company's business, including magazines and programming, the Committee also reviews compensation data for companies operating principally within such segments. Importantly, the executives' compensation is weighted heavily toward programs contingent upon the Company's near- and long-term financial performance and the return provided to the Company's stockholders. The Committee notes that approximately 65% of the total target compensation for Mr. Erburu in 1995 and approximately 55-60% of the total target compensation for the named executive officers in 1995 will be dependent upon Company performance. The Committee also believes that stock ownership by management and stock-based performance compensation programs are beneficial in aligning the interests of management and shareholders in enhancing shareholder value.

     The Committee's policies were considered extensively in 1991 and 1992, resulting in a decision to generally replace the Company's Restricted Stock Plan with the proposal to and adoption by shareholders of the Company's 1992 Key Employee Long-Term Incentive Plan (the "Long-Term Incentive Plan"). They were again considered in 1993 in connection with the modification of this plan. As a result of this process, the compensation of the Company's executives is balanced among (a) an annual base salary which, together with certain benefits, is set at approximately the median of the Company's peer group, subject to variation by individual executive based on the executive's performance and length of service with the Company, (b) the potential for an annual incentive award consistent with industry practice and based on the level of the Company's operating income and other financial, strategic and individual performance criteria, (c) an award under the Long-Term Incentive Plan of stock options, of which the speed of vesting is dependent upon the Company's performance in total shareholder return over a three-year period relative to a group of comparable companies, and (d) the potential for a deferred cash award under the Long-Term Incentive Plan based on Company or business unit performance measured in terms of TMVM TSR (defined above) over a three-year period.

     In establishing salary levels, annual incentive award targets and award targets under the Long-Term Incentive Plan, the Committee relies on advice and competitive survey data provided by two independent and nationally recognized compensation consulting firms: Strategic Compensation Associates and Towers, Perrin. Based on information provided to the Committee by these firms, the Committee believes that the total compensation program for the Company's executive group falls within the policy guidelines established by the Committee of providing a performance-sensitive compensation opportunity for the Company's executives at or slightly above the median of the Company's peer group.

     In recent years, consistent with the Committee's policy of emphasizing performance-based pay, the actual compensation earned by the Company's senior executives generally has fallen below median competitive levels due to modest annual incentive payments and the failure of the Company to achieve the minimum level of performance required under the Long-Term Incentive Plan for the performance cycle ending on December 31, 1993 to generate deferred cash payments or accelerate the vesting of stock options granted thereunder and the absence of an award cycle ending in 1994.

     In determining annual incentive award payments for 1994 performance, the Committee considered the Company's 1994 operating results, which represented meaningful improvement over the prior year despite the continued negative effect of external economic conditions on the Company's most significant operating units; the operating results of the Company's individual business units, where applicable; strategic efforts to moderate the impact of the recession on the Company's key businesses; and the performance against specific objectives applicable to individual executives. In addition, the Committee considered the contributions made by several executives to the creation of value in the Company's cable television operations, its preservation during 1994 and the realization of that value in the planning and execution of the merger of those operations with Cox Communications, Inc. This consideration was reflected in the levels of annual incentive awards paid to the executives involved in those activities, as well as, in the case of one executive, the award of shares of restricted stock. In addition, in determining the size of incentive awards to the named executive officers, the Committee considered competitive data as well as the relative responsibilities of the named executive officers.

     Compensation of Robert F. Erburu, the Chief Executive Officer. The Committee's consideration of the compensation of the Company's Chief Executive Officer, Mr. Robert F. Erburu, was strongly influenced by the contribution Mr. Erburu has made during his career with the Company; his role as a representative of the Company in the industry, its community and in national affairs; the progress the Company is making in diversifying its operations into non-advertising-based businesses; and the Company's efforts to moderate the severe impact of the recent recession on the most significant operating units of the Company. The Committee also considered the fact that Mr. Erburu voluntarily declined base salary increases and the payment of annual bonus-incentive awards in 1991, 1992 and 1993. In addition, the Committee considered Mr. Ebruru's contribution to the development of the Company's cable television business and to its merger with Cox Communications, Inc. Finally, it considered data presented by the Company's compensation consultants regarding the base salary, annual cash compensation and total compensation provided to the CEO's of the Company's industry peers. This data indicated that the recent actual total compensation provided to Mr. Erburu has been significantly below the median compensation of his industry counterparts. Based on the consideration of the above factors, the Committee determined to increase Mr. Erburu's annual base salary for 1995 to $950,000 and to award an annual bonus-incentive for 1994 of $1,000,000, which Mr. Erburu elected to defer under the Company's Deferred Compensation Plan for Executives in order to not violate the provisions of
Section 162(m) of the Code. Based on the competitive data provided by the Company's compensation consultants, the increase in Mr. Erburu's annual base salary results in a salary level equal to approximately the 75th percentile of CEO salaries among the Company's peer group. Under the Long-Term Incentive Plan an award cycle did not end in 1994, and as a result, an award was not payable under this plan with respect to 1994.

     In establishing Mr. Erburu's award targets under the 1995 executive bonus-incentive program and his stock option grant and target long-term cash award for the performance cycle beginning with the Company's 1995 fiscal year, the Committee relied extensively on the competitive compensation data provided by its compensation consultant and the Committee's opinion regarding the portion of Mr. Erburu's total target compensation that should be dependent upon annual and long-term performance. Based on these considerations, the Committee granted Mr. Erburu an option to purchase 97,500 shares of Times Mirror Series A common stock and a target cash opportunity of $925,000 under the Long-Term Incentive Plan. Mr. Erburu will be entitled to receive a pro-rata portion of the deferred cash incentive award, if any, earned by the Company's achievement of specified TMVM TSR objectives over the 1995 through 1997 performance cycle and a portion of the stock options, both of which will vest following his retirement date and which will be based upon his service from the date of commencement of the performance cycle for the deferred cash incentive award and the date of grant for stock options, through his retirement date.

     Company Policy Regarding Section 162(m) of the Internal Revenue Code: The 1993 Omnibus Budget Reconciliation Act ("OBRA") became law in August 1993. Under the new law, income tax deductions for compensation paid by publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be made from a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the committee must certify that the performance goals were achieved before payments can be awarded.

     The Committee intends to design the Company's compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance-based." However, the Company may pay compensation which is not deductible in limited circumstances when sound management of the Company so requires.

            Clayton W. Frye, Jr., Chairman        Alfred E. Osborne, Jr.
            Donald R. Beall                       William Stinehart, Jr.
            John E. Bryson                        Warren B. Williamson

                         STOCK PRICE PERFORMANCE GRAPH

     The stock price performance graph depicted below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares the cumulative total return of Times Mirror, the S&P 500 Stock Index and the following group of peer companies: A. H. Belo Corporation, Capital Cities ABC, Inc., Dow Jones & Co., Inc., E. W. Scripps Company, Gannett, Inc., Knight-Ridder, Inc., McClatchy Newspapers, Inc., McGraw Hill, Inc., Media General, Inc., Meredith Corporation, Multimedia, Inc., New York Times Company, Tribune Company, and the Washington Post Company.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)(2)
                    OF TIMES MIRROR, S&P 500 AND PEER GROUP

                                                                  PEER GROUP
      MEASUREMENT PERIOD                                           (WEIGHTED
    (FISCAL YEAR COVERED)        TIMES MIRROR       S&P 500        AVERAGE)
1989                             100             100             100
1990                              78              97              81
1991                              93             126              92
1992                              97             136             104
1993                             108             150             122
1994                             105             152             127

(1) Assumes $100 invested on December 31, 1989 in the stock of Times Mirror and the peer group companies. Total Shareholder Return assumes reinvestment of dividends.

(2) S&P 500 and Peer Group data weighted by market capitalization as of beginning of each year.

                                RETIREMENT PLANS

     The following table illustrates the maximum annual benefits payable as a single life annuity under the basic benefit formula in the Pension Plan (see below) to an officer or employee retiring at age 65 with the specified combination of final average salary and years of credited service.

                               PENSION PLAN TABLE

                                                 Years of Credited Service at Retirement
 Final Average                             ----------------------------------------------------
Salary (5 years)                              15         20         25         30         35
----------------                           --------   --------   --------   --------   --------
   $  300,000     .......................  $ 78,750   $105,000   $131,250   $157,500   $183,750
      400,000     .......................   105,000    140,000    175,000    210,000    245,000
      500,000     .......................   131,250    175,000    218,750    262,500    306,250
      600,000     .......................   157,500    210,000    262,500    315,000    367,500
      700,000     .......................   183,750    245,000    306,250    367,500    428,750
      800,000     .......................   210,000    280,000    350,000    420,000    490,000
      900,000     .......................   236,250    315,000    393,750    472,500    551,250
    1,000,000     .......................   262,500    350,000    437,500    525,000    612,500
    1,100,000     .......................   288,750    385,000    481,250    577,500    673,750

     The Company maintains a retirement income plan (the "Pension Plan") which is a funded, qualified, non-contributory, defined benefit plan that covers substantially all salaried employees, including executive officers. The Pension Plan provides benefits based on the participant's highest average salary for five consecutive years within the ten years prior to retirement and the participant's length of service. Benefit amounts will be offset by a portion of the primary Social Security benefit to be received by the participant. A survivor's annuity for the spouse of a vested participant is also provided.

     In general, compensation covered by the Pension Plan includes salary and wages, but does not include bonuses, overtime pay, or other unusual or extraordinary compensation. For the executive officers whose compensation is shown in the table on page 23 up to $150,000 in 1994 and designated as salary in that table is covered by the Pension Plan. Credited years of service under the Pension Plan as of December 31, 1994 were approximately 34 years for Mr. Erburu, 4 years for Mr. Hessler, 7 years for Mr. Schlosberg, 17 years for Mr. Wright and 2 years for Mr. Unterman.

     The amounts shown in the table above have been calculated without adjustment for Social Security benefits, and thus may be subject to reduction to recognize primary Social Security benefits to be received by the participant. The amounts shown in the table above have also been calculated without reference to the maximum limitations ($118,800 in 1994) imposed by the

Internal Revenue Code on benefits which may be paid, or on compensation that may be recognized, under a qualified defined benefit plan. Optional forms of payment available under the Pension Plan may result in substantially reduced payments to an employee electing such an option.

     In addition to the amounts shown in the above table, active participants employed on March 29, 1985 are eligible for a past service benefit improvement as a single sum equal to 2% of 1984 base salary times years of credited service before 1985. This amount will be increased by an amount equal to interest, currently at 7 1/2% per annum, until termination or retirement and then may be paid as a single sum or converted into an equivalent annuity commencing at retirement.

     The Company also maintains an Employee Stock Ownership Plan (the "ESOP"). Benefits provided by the ESOP are coordinated with benefits provided under the Pension Plan so that benefits payable under the ESOP will be offset against benefits otherwise payable under the Pension Plan. Officers of the Company are eligible to participate in the ESOP and, subject to applicable limitations imposed by the Internal Revenue Code and by the Employee Retirement Income Security Act of 1974, will be entitled to receive shares allocated to their accounts and other benefits provided by the ESOP. Estimated individual account balances as of December 31, 1994, including estimated allocations for 1994, included approximately 6,603 shares of Series A and Series C common stock for Mr. Erburu, 648 shares for Mr. Hessler, 2,455 shares for Mr. Schlosberg, 4,255 shares for Mr. Wright and 331 shares for Mr. Unterman.

     The Company also maintains a Supplemental Executive Retirement Plan (the "SERP") to provide retirement benefits for certain officers of the Company designated by the Executive Personnel and Compensation Committee (the "Compensation Committee"). Participants in the SERP will be entitled to receive benefits thereunder after reaching age 65 in addition to benefits payable under all other employee benefit plans. Of the named officers on page 23, the Compensation Committee has designated Messrs. Erburu, Hessler, Schlosberg and Wright as participants in the SERP.

     Benefits payable under the SERP will be determined in substantially the same manner as under the Pension Plan except that (a) earnings shall include both base salary and awards under the bonus-incentive program, and (b) the amount payable shall be calculated without regard to the provisions of Section 415 of the Internal Revenue Code or other legal limits on benefits under a qualified pension plan. The SERP provides that each participant shall receive benefits thereunder at least equal to the difference between the amount such participant is entitled to receive under the Pension Plan and the amount he or she would have been entitled to receive without regard to the maximum limitations imposed by the Internal Revenue Code. If a married participant dies, his or her spouse will be entitled to receive a lifetime annuity equal to approximately one-half the amount the participating officer would have been entitled to receive under the SERP as of the date of the participant's death.

     The SERP is unfunded. Except for the annuity payable to a spouse after the death of a participant, no benefits are payable under the SERP, and participants have no vested rights thereunder, unless and until a participant continues in the employ of the Company until retirement on or after attaining age 65 or the Compensation Committee grants the executive vested status, except that Mr. Erburu's benefits under the SERP are now fully vested and he may elect to commence benefits under the SERP upon termination of his employment without reduction to reflect commencement prior to age 65. The SERP also provides that upon a change of control, the benefits of each participant under the SERP (other than Mr. Erburu whose benefits under the SERP are already fully vested), shall be fully vested and each such participant shall be entitled to receive his or her benefits under the SERP commencing upon termination of employment, provided that any such benefit commencing prior to age 65 shall be actuarially reduced to reflect its commencement prior to age 65.

     The Company has established an ERISA excess retirement plan (the "Excess Plan") to provide pension benefits for certain employees including officers of the Company. The Excess Plan provides that each participant will receive benefits thereunder equal to the difference between the amount such participant is entitled to receive under the Pension Plan and the amount he or she would have been entitled to receive without regard to the maximum limitations imposed by the Internal Revenue Code. Participants will be vested under the Excess Plan under the same vesting provisions as the Pension Plan. The Excess Plan is unfunded.

                               OTHER ARRANGEMENTS

     The Company has an agreement with Mr. Otis Chandler, a director of the Company, under which he is entitled to receive supplemental payments from the Company sufficient to provide an aggregate of $300,000 each year from (i) payments made to or for Mr. Chandler's account under the Company's Pension Plan and ESOP, and (ii) supplemental payments to be made by the Company. That agreement also provides for payment of supplemental benefits to Mr. Chandler's widow following his death sufficient to provide her, from her survivor's annuity under the Company's Pension Plan and a supplemental benefit from the Company, an aggregate of one-half of the amount Mr. Chandler is entitled to receive. Mr. and Mrs. Chandler are also entitled to continuation of life insurance on Mr. Chandler's life and medical and dental coverage provided for certain active and retired officers.

     Larry W. Wangberg, former Senior Vice President of the Company and former President and Chief Executive Officer of Times Mirror Cable Television, was a named executive officer in the Company's 1994 Proxy Statement. Mr. Wangberg terminated employment from the Company in February 1995 and in recognition of his contribution to the successful completion of the merger of Times Mirror Cable Television with Cox Communications received payments from the Company totalling $1,250,000 as well as severance compensation from the acquiror of the Company's cable television business.

                             REVOCATION OF PROXIES

     Any shareholder may revoke a proxy by written notice of revocation delivered to the Company's transfer agent, First Interstate Bank of California, P.O. Box 30042, Terminal Annex, Los Angeles, California 90030-9990, or to the Secretary of the Company at Times Mirror Square, Los Angeles, California 90053, by executing another proxy bearing a later date, or by voting the shares in person at the meeting of shareholders.

                              1996 ANNUAL MEETING

     Shareholder proposals must be received by the Company on or before November 22, 1995 to be considered for inclusion in the proxy statement and presentation at the 1996 Annual Meeting of Shareholders, which is expected to be held on May 7, 1996.

                                    GENERAL

     The cost of soliciting proxies will be borne by the Company. Proxy cards and materials will also be distributed to beneficial owners of stock through brokers, dealers, banks, voting trustees, custodians, nominees and other like parties and the Company will reimburse such parties for their charges and expenses in connection therewith at the rates approved by the New York Stock Exchange. The Company has retained D.F. King & Co. to assist in the solicitation of proxies. D.F. King & Co. may solicit proxies by mail, telephone, telegraph and personal solicitation, and will request brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Series A Common Stock of record to forward proxy soliciting material to the beneficial owners of such shares. For these services, the Company will pay D.F. King & Co. a fee estimated not to exceed $16,500, plus reimbursement of expenses. In addition, following the original mailing of the proxy soliciting material, directors, officers and regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview, for which they will receive no additional compensation.

                                                                O. JEAN WILLIAMS
                                                                       Secretary

March 24, 1995

                                                   TIMES MIRROR

                                               NOTICE OF
                                               ANNUAL
                                               MEETING
                                               AND
                                               PROXY
                                               STATEMENT

                                                                       TIME    TUESDAY, MAY 2, 1995
                                                                               AT 9:30 IN THE MORNING
                                                                      PLACE    HARRY CHANDLER AUDITORIUM
                                                                               TIMES MIRROR SQUARE
                                                                               FIRST AND SPRING STREETS
                                                                               IN LOS ANGELES

          TIMES MIRROR

TIMES MIRROR SQUARE, LOS ANGELES, CALIFORNIA 90053

                                                                            GOLD

TO: Bank of America, NT&SA
    Trustee for The Times Mirror Savings Plus Plan and
    James F. Guthrie, James R. Simpson and Thomas Unterman, Trustees for The Times Mirror Employee Stock Ownership Plan

    Please vote all shares of Times Mirror Series A and Series C common stock held in my account under The Times Mirror Savings Plus Plan (including PAYSOP) and all such shares allocated to my account under The Times Mirror Employee Stock Ownership Plan as follows:

   IMPORTANT: PLEASE MARK BOXES TO GIVE VOTING INSTRUCTIONS (SEE NOTE BELOW)

1. ELECTION OF DIRECTORS

   / / FOR ALL NOMINEES LISTED                        / / WITHHOLD AUTHORITY
       (Except as marked to the contrary below)           to vote for all of the nominees listed below

       CLASS III: Otis Chandler, Robert F. Erburu, Clayton W. Frye, Jr., David
                         Laventhol, Harold M. Williams

 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name below)

--------------------------------------------------------------------------------

2. FOR / /  AGAINST / /    ABSTAIN / /    approval of amendments to 1992 Key Employee Long-Term Incentive
                                          Plan
3. FOR / /  AGAINST / /    ABSTAIN / /    ratifying the appointment of Ernst & Young LLP as Independent
                                          Auditors for the Company and its subsidiaries

----------------------------------------------------           -------------------------------------
       Please sign exactly as imprinted on reverse                                Date

NOTE: YOUR VOTING INSTRUCTIONS ARE SOLICITED FOR SHARES IN YOUR SAVINGS PLUS PLAN ACCOUNT (INCLUDING PAYSOP) AND SHARES ALLOCATED TO YOUR ACCOUNT UNDER THE ESOP. ALL SUCH SHARES WILL BE VOTED AS YOU DIRECT, BUT IF YOU FAIL TO RETURN YOUR INSTRUCTIONS YOUR SHARES HELD IN THE ESOP AND IN THE PAYSOP PORTION OF THE SAVINGS PLUS PLAN WILL BE VOTED AT THE DISCRETION OF THE TRUSTEES. YOUR SHARES IN THE SAVINGS PLUS PLAN, EXCLUSIVE OF THE PAYSOP ACCOUNT, WILL REMAIN UNVOTED AND WILL BE RECORDED AS ABSTENTIONS IF YOU FAIL TO RETURN YOUR INSTRUCTIONS.

TO: Participants in The Times Mirror Savings Plus Plan and The Times Mirror Employee Stock Ownership Plan

    The Times Mirror Savings Plus Plan (the "SPP") and The Times Mirror Employee Stock Ownership Plan (the "ESOP") provide that the Trustees shall vote all shares of Times Mirror Common Stock held in the SPP (including PAYSOP) and all shares allocated to participants' accounts under the ESOP at any meeting of shareholders of the Company in accordance with written instructions from the participants. PLEASE MARK YOUR VOTING INSTRUCTIONS for the May 2, 1995 Annual Meeting of Shareholders or any adjournment thereof in the spaces provided on the reverse side of this card, sign and date the form and return it to the Company's transfer agent in the enclosed postage prepaid envelope. PLEASE RETURN THIS CARD PROMPTLY.

                                                      THE TRUSTEES

                                                      YOU MAY RECEIVE OTHER
                                                      INSTRUCTION CARDS FOR
                                                      SHARES REGISTERED IN A
                                                      DIFFERENT MANNER. IF SO,
                                                      PLEASE SIGN AND RETURN ALL
                                                      SUCH INSTRUCTION CARDS IN
                                                      THE ENCLOSED ENVELOPE.

                             SERIES A AND SERIES C

                                                                           WHITE

                                                             [LOGO] TIMES MIRROR
P
                         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 2, 1995

        The undersigned, revoking all prior proxies, hereby appoint ROBERT F. ERBURU and DAVID LAVENTHOL, or each or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of Series A common stock and Series C common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Times Mirror Company
R    to be held in Los Angeles, California on May 2, 1995 at 9:30 a.m.,
     Pacific Daylight Time, or at any adjournment thereof, upon such business as may properly come before the meeting or at any adjournment thereof including, without limiting such general authorization, the following proposals described in the accompanying proxy statement:

     1. ELECTION OF DIRECTORS

O
                  / / FOR ALL NOMINEES LISTED                            / / WITHHOLD AUTHORITY
                      (Except as marked to the contrary below)               to vote for all of the nominees listed below

                      Class III: Otis Chandler, Robert F. Erburu, Clayton W.
                            Frye, Jr., David Laventhol, Harold M. Williams

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name below)
X
     ---------------------------------------------------------------------------
     2. FOR / /   AGAINST / /   ABSTAIN / / approval of amendments to the 1992
                                            Key Employee Long-Term Incentive
                                            Plan

     3. FOR / /   AGAINST / /   ABSTAIN / / ratifying the appointment of Ernst &
                                            Young LLP as Independent Auditors
                                            for the Company and its subsidiaries
Y
                                SERIES A AND SERIES C
                                   (continued, and to be signed on reverse side)

(continued from other side)

   UNLESS OTHERWISE SPECIFIED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR APPROVAL OF THE AMENDMENTS TO THE 1992 KEY EMPLOYEE LONG-TERM INCENTIVE PLAN, AND FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                                        The undersigned agree
                                                     that said proxies may vote
                                                     in accordance with their
                                                     discretion with respect to
                                                     any other matters which may
                                                     properly come before the
                                                     meeting. Should any nominee
                                                     for director become
                                                     unavailable, discretionary
                                                     authority is conferred to
                                                     vote for a substitute. The
                                                     undersigned instructs such
                                                     proxies to vote as directed
                                                     on the reverse side.

                                                                               SERIES A     This Proxy should be dated,
                                                                               SERIES C     signed by the shareholder
                                                                                            exactly as printed at the
                                                                                            left and returned promptly
                                                                                            in the enclosed envelope.
                                                                                            Persons signing in a
                                                                                            fiduciary capacity should
                                                                                            so indicate.

                                                  Dated..................., 1995

                                                  ..............................
                                                              (Signature)

                                                  ..............................
                                                              (Signature)
/ / I PLAN TO ATTEND THE MEETING.         / / PLEASE SEND PARKING CARD.